Exhibit 16.1

PCAOB registered
JORGENSEN & CO Certified Public Accountants
(425) 450-7024		alan@jorgensencpa.com

July 15, 2013

U.S. Securities & Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: GlyEco, Inc. (SEC file No. 000-30396)

We were previously the principal auditor for GlyEco, Inc. (or Ò the CompanyÓ), and we reported on the financial statements of GlyEco, Inc. as of, and for the years, ended December 31, 2012 and 2011, and reviewed the interim financial information as of and for the quarter ended March 31, 2013.

We have not provided any audit or other assurance services to GlyEco, Inc. since the quarter ended March 31, 2013.

The Company’s Chief Financial Officer advised us on June 25, 2013 that we had been dismissed as the Company’s auditor.

We had one disagreement with management in connection with the audit of the Company’s financial statements for the year ended December 31, 2012. This disagreement involved the fair value of shares issued in nonmonetary transactions. Our view was that market conditions for the cash sale of securities (at $0.50) weighed heavily in the valuation of the shares, notwithstanding contractual agreements (at $1.00) for the parties to the nonmonetary exchanges. This disagreement was ultimately resolved to our satisfaction. There were no other disagreements between our firm and GlyEco, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated July 15, 2013 and agree with the statements contained therein solely as they relate specifically to Jorgensen & Co.

Sincerely,

/s/ Jorgensen & Co.

JORGENSEN & CO.